99.1 Press release issued by the Company on April 27, 2004 announcing 2004 first quarter results of operations

      Heartland Bancshares, Inc. Announces Increased First Quarter Earnings.

Franklin, Ind. - April 27, 2004, Heartland Bancshares, Inc. IN (HRTB - OTC BB) announced that it recorded net income of $349,000 or $.25 per share for the quarter ended March 31, 2004. Comparatively, Heartland recorded net income of $48,000 or $.03 per share for the quarter ended March 31, 2003, an increase of $301,000 or 627%.

Heartland's first quarter 2004 net income included the benefit of a $200,000 negative provision for loan loss expense. This negative provision represented an improvement of $450,000 from the $250,000 provision for loan loss expense that Heartland recorded in the first quarter 2003. Heartland's allowance for loan losses at March 31, 2004 was $3,366,000 or 2.92% of loans. Net loan recoveries of $265,000 recorded during the first quarter 2004 were principally responsible for the negative provision for loan loss expense. Non-performing assets total $3,611,000 or 2.11% of total assets at March 31, 2004 and include $1,834,000 of non-accrual loans, $377,000 of loans greater than 90 days past due and still accruing and $1,400,000 of other real estate. Non-performing assets totaled $4,464,000 or 2.66% of total assets at December 31, 2003.

Net interest income increased by $44,000 to $1,632,000 for the first quarter of 2004, from $1,588,000 for the first quarter of 2003. The increase in net interest income is primarily attributable to lower average levels of non-performing assets in 2004 compared to 2003. Non-interest income was $61,000 lower in 2004 compared to 2003 due to lower volume of mortgage loan originations and sales in 2004. Non-interest expenses were $1,735,000 in the first quarter 2004 compared to $1,765,000 in 2003.

Total  assets  increased  $3,280,000  to  $171,209,000  at March  31,  2004 from
$167,929,000 at December 31, 2003. During this same period, total deposits increased by $4,319,000 to $141,825,000 at March 31, 2004, while gross loans increased $1,662,000 to $115,218,000 at March 31, 2004.

President Steve Bechman commented "We are pleased to report our continued positive trend in earnings resulting from our efforts to improve our credit quality including the reduction of loan charge-offs, provision expense and non-performing assets. While we continue to make asset quality our first priority, we have begun to reemphasize loan and deposit growth, which is evidenced by our modest first quarter 2004 growth levels."

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.

Contact:  Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

                           HEARTLAND BANCSHARES, INC.
                            SELECT BALANCE SHEET DATA
                      March 31, 2004 and December 31, 2003
                          (Dollar amounts in thousands)
                                   (Unaudited)

                                                       March 31,    December 31,
                                                         2004           2003
                                                         ----           ----

Total cash and cash equivalents                        $   10,440    $    10,717
Securities available-for-sale                              36,633         35,108
Loans                                                     115,218        113,556
Allowance for loan losses                                   3,366          3,301
Total deposits                                            141,825        137,506
Total Liabilities                                         158,183        155,377
Shareholders' equity                                       13,026         12,552
Total assets                                           $  171,209     $  167,929



                           HEARTLAND BANCSHARES, INC.
                         SELECTED INCOME STATEMENT DATA
          Three Months ended March 31, 2004 and 2003 (Dollar amounts in thousands, except per share data)
                                   (Unaudited)
                                                             2004        2003
                                                             ----        ----

Interest income                                            $  2,177    $ 2,406
Interest expense                                                545        818
Net interest income                                           1,632      1,588
Provision for loan losses                                      (200)       250
Noninterest income                                              445        506
Noninterest expense                                           1,735      1,765
Income taxes                                                    191         31
Net income                                                 $    349    $    48
Basic and diluted earnings per share                       $    .25    $    .03